Exhibit 6

LAZARD ACTIVE ETF TRUST
FORM OF MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”), dated as of January 9, 2025, by and between Lazard Active ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of the portfolios named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a “Portfolio”), and Lazard Asset Management LLC, a Delaware limited liability company (the “Manager”).

W I T N E S S E T H

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), authorized to reclassify and issue any unissued shares to any number of additional classes or series each having its own investment objective, policies and restrictions;

WHEREAS, the Trust, on behalf of each Portfolio, and the Manager wish to enter into an agreement to retain the Manager to render investment advisory services to each Portfolio and contractually obligate the Manager to provide the Support Services (as defined in Section 3 below) on the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. The Trust hereby appoints the Manager to act as manager of each Portfolio for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described for the compensation herein provided.

2. Subject to the supervision of the Board of Trustees of the Trust (the “Board”), the Manager shall manage the investment operations of each Portfolio and the assets of each Portfolio, including the purchase, retention and disposition thereof, in accordance with the Portfolio’s investment objective(s), policies and restrictions as stated in the Trust’s Prospectus (as hereinafter defined) and subject to the following understandings:

(a) The Manager shall provide supervision of each Portfolio’s investments and determine from time to time what investments or securities will be purchased, retained, sold or loaned by the Portfolio, and what portion of the assets will be invested or held uninvested as cash.

(b) The Manager shall use its best judgment in the performance of its duties under this Agreement.

(c) The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust and By-Laws (each hereinafter defined) and Prospectus of the Trust and with the instructions and directions of the Board and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

(d) The Manager shall determine the securities to be purchased or sold by each Portfolio and will place orders pursuant to its determinations with or through such persons, brokers or dealers (including affiliates of the Manager) to carry out the policy with respect to brokerage as set forth in the Trust’s Prospectus or as the Board may direct from time to time. In placing such orders, it is recognized that the Manager will give primary consideration to securing the most favorable price and efficient execution. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients.

(e) The Manager shall render to the Board such periodic and special reports with respect to each Portfolio’s securities transactions as the Board may reasonably request.

(f) The Manager shall provide the Trust’s custodian on each business day with information relating to all transactions concerning a Portfolio’s assets.

3. Administrative, Operational and Compliance Assistance Services.

(a) Subject to the supervision of the Board, the Manager shall provide, directly or through its affiliates, the administrative, operational and compliance assistance services in connection with the operation of the Trust and each Portfolio set forth in Section 3(b) below subject to the terms set forth in this Agreement (collectively, the “Support Services”). Unless otherwise agreed upon in writing by the Trust on behalf of a Portfolio (as approved by the Board), no fee that is in addition to the fee required to paid by a Portfolio to the Manager pursuant to Section 8 of this Agreement shall be payable by such Portfolio to the Manager or any of its affiliates for the provision of the Support Services. The parties understand and agree that persons that are not the Manager or any of its affiliates have been, and will continue to be, engaged to provide various services to the Trust and the Portfolios (including without limitation administrative, fund accounting, shareholder servicing, transfer agency and dividend disbursing, distribution, custody, sub-custody, pricing and valuation, tax preparation, legal and compliance services). In this respect, the Support Services to be performed by the Manager or its affiliates are in addition to, rather than in lieu of, services that are from time to time the subject of a separate agreement or arrangement for the benefit of the Trust or any Portfolio. The parties intend that the scope of Support Services generally to be consistent with those administrative, operational and compliance assistance services historically provided by the Manager or its affiliates in connection with the operation of the Trust and each Portfolio; however, in the event that the Manager determines in good faith to materially reduce one or more Support Services generally or with respect to a particular Portfolio, the Manager shall provide the Trust with notice of such determination sufficiently in advance to permit the Trust to otherwise arrange for the provision of additional Support Services as appropriate. Except for the Support Services expressly agreed to and assumed by the Manager in this Section 3 and the other services required to be provided by the Manager pursuant to this Agreement, no provision of this Agreement shall amount to a delegation by the Trust or any Portfolio to the Manager, or an assumption by the Manager, of any other service, function, obligation or duty to or on behalf of the Trust or any Portfolio unless expressly agreed to in writing by the Manager. None of the Support Services are, or are intended to be, either distribution services within the meaning of Section 12 of the 1940 Act or investment advisory services required to be provided by the Manager with respect to any Portfolio under the other provisions of this Agreement.

(b) Subject to the foregoing and the other terms set forth in this Agreement, the Support Services with respect to the Trust and the Portfolios consist of:

(i) providing the use of the Manager’s principal office space, equipment, resources and facilities for meetings of the Board and its committees upon reasonable request;

(ii) providing clerical and bookkeeping services for the Trust and each Portfolio;

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(iii) causing the Trust’s existence to be maintained as a statutory trust (or such other form of entity as from time to time approved by the Board) and maintain records related thereto;

(iv) monitoring the performance of, and facilitating communications amongst, the Trust’s and each Portfolio’s service providers, including administrators, fund accountants, transfer agents and dividend disbursing agents, financial intermediaries, brokers and dealers, custodians, sub-custodians, accountants, attorneys, compliance providers and insurers, as the Manager considers appropriate;

(v) as reasonably requested by the audit committee of the Board, assisting the audit committee in their monitoring the performance of, and facilitating their communications with, each Portfolio’s independent registered public accounting firm;

(vi) responding to reasonable requests from the Board related to the services performed by the Manager and the services performed by the Trust’s and each Portfolio’s other service providers;

(vii) preparing reports to the Board concerning the performance and fees of the Trust’s service providers as the Board may reasonably request;

(viii) preparing such other reports relating to the business and affairs of the Trust as from time to time determined by the Manager or as may from time to time be mutually agreed upon by the Manager and the Board;

(ix) providing reasonable assistance to, and monitoring the level of performance by, the Trust’s and each Portfolio’s other service providers in their preparation of regulatory filings and certain shareholder communications, including, but not limited to, the Trust’s Registration Statement (as hereinafter defined) and amendments thereto; annual and semi-annual reports to shareholders; proxy materials (if any); Form N-CEN, Form N-CSR and Form N-PX (and any similar successor or additional forms), and arranging any required filings with the Commission (as hereinafter defined);

(x) coordinating the daily pricing and valuation of each Portfolio’s investment portfolio and determination and publication of each Portfolio’s daily net asset value quotations, and monitoring the level of performance by the Trust’s and each Portfolio’s pricing vendors, valuation agents and other service providers with respect to their valuation-related responsibilities, all in accordance with procedures adopted by the Board, and reporting to the Board any recommendations resulting from such monitoring;

(xi) providing reasonable assistance to the Trust’s and each Portfolio’s other service providers in their preparation and filing of each Portfolio’s federal, state and local income tax returns and any other required tax returns or reporting;

(xii) as reasonably requested by the Trust’s trustees who are not “interested persons” (as defined in the 1940 Act and rules thereunder) of the Trust (the “Independent Trustees”), providing reasonable assistance to their independent legal counsel;

(xiii) consulting with the Trust’s officers, independent accountants, legal counsel, custodian, accounting agent and dividend disbursing agent in their establishing and implementing the fund accounting policies of each Portfolio;

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(xiv) preparing and/or assisting in the preparation of such information and reports as may be required by any banks or other lenders from which a Portfolio borrows;

(xv) coordinating the determination of the amounts available for distribution as dividends and distributions to be paid by each Portfolio to its shareholders and facilitating communications between such Portfolio’s dividend disbursing agent and custodian, including with respect to effecting the payment of dividends and distributions and implementing such Portfolio’s dividend reinvestment plan;

(xvi) providing reasonable assistance to the Trust’s Chief Compliance Officer in his administration of the Trust’s policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act) as well as the Trust’s policies and procedures for compliance with state and foreign laws and regulations applicable to the operation of investment companies, and monitoring the level of performance by any other service providers engaged for such purposes;

(xvii) coordinating in the preparation by the Trust’s and Portfolio’s other service providers of materials for regular and special Board meetings and preparing such other materials as the Board may reasonably request; and

(xviii) providing other administrative services necessary for the operations of the Trust and each Portfolio to the extent such services are not required to be performed by other service providers of the Trust.

(c) The provisions of this Section 3(c) shall not apply to any services required to be performed by the Manager pursuant to this Agreement other than the Support Services. The Manager may reasonably act or rely upon the opinion or advice of or any information obtained from any third party (including without limitation any broker, lawyer, pricing or valuation agent, accountant, administrator, auditor, other expert or regulator or other authority) acting within the scope of their duties with respect to the Trust or any Portfolio, and the Manager shall not be responsible for any loss occasioned to the Trust, any Portfolio or the shareholders of any Portfolio or any third party by its so acting in good faith or due to the failure to perform by any third party. The Manager shall not be liable for any indirect or consequential loss or damage which may be suffered by the Trust, any Portfolio or the shareholders of any Portfolio or any third party under any circumstances. The Manager shall in no event be liable to the Trust, any Portfolio or the shareholders of any Portfolio or any third party for any loss or damage arising from causes beyond its reasonable control.

4. The Trust has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a) Declaration of Trust of the Trust, filed with the Secretary of State of Delaware (such Declaration of Trust, as in effect on the date hereof and as amended from time to time, are herein called the “Declaration of Trust”);

(b) By-Laws of the Trust (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”);

(c) Resolutions of the Board authorizing the appointment of the Manager and approving the form of this Agreement;

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(d) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-lA (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) relating to the Trust and the Trust’s common shares of beneficial interest;

(e) Notification of Registration of the Trust under the 1940 Act on Form N-8A as filed with the Commission; and

(f) Prospectus of the Trust (such prospectus and the statement of additional information, each as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”).

5. The Manager shall authorize and permit any of the general members, officers and employees of the Manager, and any of the general members, directors, officers and employees of any of its affiliates, who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. All services to be furnished by the Manager under this Agreement may be furnished through the medium of any such general members, directors, officers or employees of the Manager or any of its affiliates.

6. The Manager shall keep the books and records of the Trust and the Portfolios required to be maintained by it pursuant to this Agreement and by the Trust pursuant to the 1940 Act. The Manager agrees that all records which it maintains for the Trust or the Portfolios are the property of the Trust or the relevant Portfolio and it will surrender promptly to the Trust or such Portfolio any of such records upon the request of the Trust or such Portfolio. The Manager further agrees to preserve such records as prescribed by Rule 31a-2 under the 1940 Act.

7. The Manager will bear all of its expenses incurred in connection with the services to be rendered by the Manager to the Portfolios under this Agreement, including without limitation, the compensation of all personnel of the Trust and the Manager. During the term of this Agreement, the Manager will pay all of the expenses of the Portfolio, except for the fee payment under this Agreement, acquired fund fees and expenses, interest expense, offering costs, trading expenses, taxes and extraordinary expenses.

For the avoidance of doubt, the Manager’s payment of such expenses may be accomplished through a Portfolio’s payment of such expenses and a corresponding reduction in the fee payable to the Manager pursuant to Paragraph 8 hereof; provided, however, that if the amount of expenses paid by a Portfolio exceeds the fee payable to the Manager pursuant to Paragraph 8 hereof, the Manager will reimburse the Portfolio for such excess amount.

8. For the services provided to the Portfolios and the expenses assumed pursuant to this Agreement, each Portfolio will pay monthly to the Manager as full compensation therefor a management fee, accrued daily, at the annual rate set forth opposite the Portfolio’s name on Schedule 1 hereto.

9. The Manager shall not be liable for any error of judgment or for any loss suffered by a Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The federal securities laws may impose liabilities even, under certain circumstances, on persons who act in good faith,

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and therefore nothing herein shall in any way constitute a waiver or limitation of any right which a Portfolio may have under any federal securities law.

10. As to each Portfolio, this Agreement shall continue until the date set forth opposite such Portfolio’s name on Schedule 1 hereto (the “Initial Reapproval Date”) and thereafter shall continue automatically for successive annual periods ending on June 30th of each year, provided that in each case such continuance is specifically approved at least annually by (i) the Board or (ii) vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Portfolio, provided that in either event its continuance also is approved by a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act and rules thereunder) of any party to this Agreement, by vote cast at a meeting called for the purpose of voting on such approval in accordance with the 1940 Act and the rules and regulations thereunder. As to each Portfolio, this Agreement may be terminated at any time, without payment of penalty by the Portfolio, on 60 days’ written notice to the Manager, by vote of the Board, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Portfolio. This Agreement shall automatically terminate, as to the relevant Portfolio, in the event of its assignment (as defined in the 1940 Act).

11. Nothing in this Agreement shall limit or restrict the right of any general member, officer or employee of the Manager or any general member, director, officer or employee of any of its affiliates who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

12. During the term of this Agreement, the Trust agrees to furnish to the Manager at its principal office all Prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Trust or the public, which refer in any way to the Manager, prior to use thereof and not to use such material if the Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Trust will continue to furnish to the Manager copies of any of the above-mentioned materials which refer in any way to the Manager. The Trust shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Trust as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

13. This Agreement may be amended by mutual consent, but the consent of the Trust must be approved in conformity with the requirements of the 1940 Act.

14. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at 30 Rockefeller Plaza, New York, New York 10112, Attention: General Counsel of the Manager, or (2) to the Trust at 30 Rockefeller Plaza, New York, New York 10112, Attention: President of the Trust.

15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

LAZARD ACTIVE ETF TRUST

By:
Name:
Title:

LAZARD ASSET MANAGEMENT LLC

By:
Name:
Title:

SCHEDULE 1

Name of Portfolio	Annual Fee as a Percentage of Average Daily Net Assets	Initial Reapproval Date
Lazard International Dynamic Equity ETF	.40%	January 9, 2027

Approved as of: January 9, 2025